CLASS A
WARRANT CERTIFICATE
XIOM CORP.
(A Delaware Corporation)

No. WA

CLASS A
________ WARRANTS

THIS IS TO CERTIFY THAT *IS THE HOLDER OF*

WARRANTS OF

**********************************XIOM CORP.**********************************

or registered assigns is entitled to purchase fully paid and non-assessable shares of XIOM CORP., (herein called the "Company") for each warrant evidenced by this certificate, for $.75 per warrant share during the exercise period commencing from the date of the subscription agreement, and ending one year thereafter at 4 P.M. eastern time upon surrender, and payment of the purchase price at the Warrant Agent's office, **MANHATTAN TRANSFER REGISTRAR Co.** The warrants are issued without cost and have no value prior to exercise. Warrants that are not exercised before the expiration date will become null and void. The warrants are subject to the following conditions:

1). The shares underlying the warrants will not be registered and shall bear restrictive legends, and must be held for at least one year from the date set forth below pursuant to Rule 144 et seq. of the Securities Act of 1933, as amended.

2). Adjustment in the exercise price and number of shares issuable will only be made for splits, but not for a merger, or any other business combination which may affect Warrant holder's interests. The exercise price shall be in cash, certified check or Bank Draft.

3). Warrant exercise requires appropriate completion of the "Election to Purchase" printed on the back of this certificate. If the exercised shares are less than the total number of shares permitted to be purchased contained in this certificate, the holder will be issued a new certificate giving credit for the unexercised portion of the Warrants.

4). This certificate contains all the Warrant terms to the Warrant holder. No fractional shares will be issued.

5). The holder or their authorized agent is entitled to exchange this certificate for a new certificate totaling equivalent Warrants in number and class to the old upon payment of the Warrants in number and class to the old upon payment of the Warrant Agent's fee.

6). Holders can register or transfer certificates at the Warrant Agent's principal office after payment of fees and any applicable taxes. New certificates will be equivalent to the old and totaling the Warrants issued to the holder or his transferee in exchange for the old, and containing the same terms and Warrant amounts.

7). Prior to presentment for registration or transfer, the Company and Warrant Agent may treat the registered Warrant holder as absolute owner of this certificate for exercise, transfer, or any purpose and neither the Company or Warrant Agent shall be effected by notice to the contrary.

8). If the certificate is surrendered for Warrant exercise while the Company's transfer books are closed, share certificates will not be issued until the books are reopened for transfer.

9). Failure to exercise some or all of the Warrants during the exercise period shown on the dates shown above, unless extended, will void them.

10). WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

Dated:

Countersigned:
MANHATTAN TRANSFER REGISTRAR CO.
(MILLER PLACE, N.Y.)
Warrant Agent

By: ____________________
Authorized Signature

XIOM CORP
CORPORATE
SEAL
1998
DELAWARE

XIOM CORP.

By: ____________________
President

Attest: ____________________
Secretary